Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

May 9, 2013

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR FIRST QUARTER 2013

MINNEAPOLIS – May 9, 2013 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three months ended March 31, 2013.

First Quarter Results

Net loss for the first quarter of 2013 was $0.3 million, compared to net earnings of $1.8 million in the first quarter of 2012. Loss from operations was $1.9 million for the first quarter of 2013 compared to $1.6 million for the first quarter of 2012. Basic and diluted losses were $0.01 per share for the first quarter of 2013 compared to earnings of $0.07 per share for the first quarter of 2012.

Lakes Entertainment reported first quarter 2013 revenues of $3.3 million, compared to prior-year first quarter revenues of $2.0 million. The increase in revenues was due to an additional $0.8 million in management fees earned during the first quarter of 2013 compared to the first quarter of 2012 related to the Red Hawk Casino, owned by the Shingle Spring Band of Miwok Indians, near Sacramento, California. Also contributing to the increase was the addition of $0.6 million in revenue related to the operation of the Rocky Gap Lodge and Golf Resort near Cumberland, Maryland (“Rocky Gap”), which Lakes acquired on August 3, 2012.

During the first quarter of 2013, property operating expenses for Rocky Gap, which primarily related to rooms, food and beverage and golf were $0.6 million. Rocky Gap was acquired on August 3, 2012, therefore, there were no such expenses for the first quarter of 2012.

For the first quarter of 2013, selling, general and administrative expenses were $3.8 million compared to $2.3 million in the first quarter of 2012. Included in these amounts were Lakes corporate selling, general and administrative expenses of $2.0 million during each of the first quarters of 2013 and 2012 and Rocky Gap selling, general and administrative expenses of $1.8 million during the first quarter of 2013.

Rocky Gap is currently undergoing renovation of existing convention center space and upon completion will feature a gaming facility that will include approximately 550 video lottery terminals, 10 table games, a casino bar and a new lobby food and beverage outlet. A new event center is being constructed which will be able to accommodate large groups and will feature multiple flexible use meeting rooms. The gaming facility is expected to open in late May 2013 and the event center is expected to be available for use in the fourth quarter of 2013. Lakes expenses certain project preopening costs as incurred. During the first quarter of 2013, Lakes recognized preopening expenses of $0.3 million related to the Rocky Gap project. There were no preopening expenses during the first quarter of 2012.

There were no impairments and other losses during the first quarter of 2013. Lakes recognized impairments and other losses of $0.9 million during the first quarter of 2012 which were the result of the March 2012 determination that Lakes would not continue to move forward with the casino project with the Jamul Indian Village (“Jamul Tribe”) and the termination of its agreement with the Jamul Tribe.

Amortization of intangible assets related to the operating casinos was $0.3 million for each of the first quarters of 2013 and 2012.

Other income, net, was $1.5 million for the first quarter of 2013 compared to $1.3 million for the first quarter of 2012, a significant portion of which relates to non-cash accretion of interest on the Company’s notes receivable.

There was no income tax benefit for the first quarter of 2013 because the Company has utilized all carry back potential. The income tax benefit for the first quarter of 2012 was $2.0 million and resulted from the Company’s ability to carry back its taxable losses to a prior year and receive a refund of taxes previously paid.

Tim Cope, President and Chief Financial Officer of Lakes stated, "We continue to move forward with the renovation of our AAA Four Diamond Award® winning Rocky Gap Lodge and Golf Resort near Cumberland, Maryland which has now been renamed the Rocky Gap Casino Resort. We are looking forward to a successful MLGCA controlled demonstration of gaming on the 20th of this month, which will allow us to officially open for gaming shortly thereafter. In addition, we recently began construction of an event center at Rocky Gap which we expect to open during the fourth quarter of this year.” Mr. Cope continued, “Management fees from the Red Hawk Casino were up again this quarter over the prior year first quarter due to continued improvements in results at this property. We continue to work closely with Red Hawk’s executive team, as well as the Shingle Springs Tribal Gaming Authority, to manage this property as efficiently as possible.”

Further commenting, Lyle Berman, Chief Executive Officer of Lakes stated, “We look forward to the opening of the gaming facility at our company-owned Rocky Gap Casino Resort where we will focus on providing an outstanding guest service experience along with a superior gaming product to all of our guests. We continue to maintain a 10% ownership interest in Rock Ohio Ventures, LLC’s 80% ownership in the open and operating Horseshoe Casino Cleveland, the Horseshoe Casino Cincinnati, and the Thistledown Racino in North Randall, Ohio.” Mr. Berman continued, “We will continue to focus on operating our business as effectively as possible while we consider new investments in order to increase shareholder value.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. Lakes has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino. Lakes has an investment in Rock Ohio Ventures, LLC’s casino developments in Ohio.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; risks of entry into new businesses; reliance on Lakes' management and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	March 31, 2013	December 30, 2012
Assets
Current assets:
Cash and cash equivalents	$23,369	$32,480
Income taxes receivable	2,179	2,161
Other	2,541	1,255
Total current assets	28,089	35,896
Property and equipment, net	21,276	13,279
Long-term assets related to Indian casino projects:
Notes and interest receivable, net of current portion and allowance	39,503	38,247
Intangible assets	2,863	3,127
Management fees receivable and other	3,680	4,786
Total long-term assets related to Indian casino projects	46,046	46,160
Other assets:
Investment in unconsolidated investee	20,997	20,161
License fee	2,100	2,100
Land held for development	1,130	1,130
Other	983	996
Total other assets	25,210	24,387
Total assets	$120,621	$119,722

Liabilities and shareholders' equity
Current liabilities:
Current portion of contract acquisition costs payable, net	$1,324	$1,265
Other	4,384	2,978
Total current liabilities	5,708	4,243
Long-term contract acquisition costs payable, net	2,948	3,302
Total liabilities	8,656	7,545
Total shareholders' equity	111,965	112,177
Total liabilities and shareholders' equity	$120,621	$119,722

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended
	March 31, 2013	April 1, 2012
Revenues:
Management fees	$2,728	$1,943
Room	264	-
Food and beverage	198	-
Other operating	97	-
License fees and other	17	20
Total revenues	3,304	1,963

Costs and expenses:
Room	111	-
Food and beverage	303	-
Other operating	215	-
Selling, general and administrative	3,767	2,303
Impairments and other losses	-	929
Preopening expenses	265	-
Amortization of intangible assets related to operating casinos	264	264
Depreciation and amortization	257	54
Total costs and expenses	5,182	3,550

Loss from operations	(1,878)	(1,587)

Other income (expense):
Interest income	1,753	1,583
Interest expense	(208)	(252)
Other	-	14
Total other income, net	1,545	1,345

Loss before income taxes	(333)	(242)
Income tax benefit	-	(1,997)
Net earnings (loss) including noncontrolling interest	(333)	1,755
Net loss attributable to noncontrolling interest	-	60

Net earnings (loss) attributable to Lakes Entertainment, Inc.	$(333)	$1,815

Weighted-average common shares outstanding
Basic	26,441	26,431
Diluted	26,441	26,431
Earnings (loss) per share
Basic	$(0.01)	$0.07
Diluted	$(0.01)	$0.07